Exhibit 99(a)

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FIRST QUARTER OF 2005

St. Louis, Missouri, April 27, 2005 — Furniture Brands International (NYSE:FBN) announced today its financial results for the first quarter of 2005.

Operating Results – First Quarter

Net sales for the first quarter of 2005 were $641.6 million, compared with a record high $677.6 million in the first quarter of 2004, a decrease of 5.3%. Net earnings for the first quarter were $24.8 million, down from $33.2 million reported for the first quarter of last year. Diluted net earnings per common share were $0.46 as compared to $0.58 in the first quarter of last year.

Included in the 2005 first quarter net earnings were restructuring, asset impairment, and severance charges totaling $2.5 million ($3.8 million before income tax benefits) or $0.05 per diluted common share. The 2004 first quarter net earnings were negatively impacted by restructuring and asset impairment charges totaling $1.0 million ($1.6 million before income tax benefits) or $0.02 per diluted common share.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “We continue to see a challenging and inconsistent business environment in the furniture industry. Many of our smaller companies such as Hickory Chair, Pearson, Laneventure and Hickory Business Furniture are doing well, and revenues at both Henredon and Drexel Heritage were positive against the first quarter of 2004. However, business across our other primary business units remains soft, with our companies in the middle-price points generally showing less favorable results than those at the upper-price levels.

“We continue to drive the revenue side of our business by promoting our brand names, by offering innovative and stylish products, and by pursuing our single branded stores development program. With respect to earnings, raw material price increases continue to put pressure on margins, but we are seeking earnings improvement by addressing the cost structure across all of our companies.”

Mr. Holliman continued, “The Company continues to generate strong cash flow from operations. Since the start of the year the Company has repurchased 439,204 shares of our common stock at an average cost of $22.77. This brings to 3.9 million the number of shares repurchased since the first quarter of 2004. We expect to remain in the market buying stock on an opportunistic basis using available free cash flow. Our long-term debt, at about $300 million, remains at its target level.”

Outlook

Mr. Holliman concluded, “Our written business for the first quarter was off 6.4 percent from the first quarter of last year, but for the first three weeks of the second quarter our orders are tracking up against the second quarter of last year. We currently expect net sales to be up in the low single digits in the second quarter against the second quarter of 2004, and we expect diluted net earnings per common share in the second quarter to be in the range of 35 to 39 cents, net of about 2 cents in restructuring and severance charges. As is our practice, we will provide an update on our second quarter expectations in early June.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the second quarter of 2005 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the first quarter results at 7:30 a.m. (Central Time) on April 28, 2005. The call can be accessed at www.streetevents.com, or on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)

	Three Months Ended
	March 31,
	2005	2004

Net sales	$641,565	$677,561
Cost of sales	478,326	499,796
Gross Profit	163,239	177,765
Selling, general and administrative expenses	124,718	121,539
Earnings from operations	38,521	56,226
Interest expense	3,102	4,926
Other income, net	1,890	707
Earnings before income tax expense	37,309	52,007
Income tax expense	12,525	18,798
Net earnings	$24,784	$33,209

Net earnings per common share (diluted)	$0.46	$0.58

Average diluted common shares
outstanding (in thousands)	53,507	57,094

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$68,725	$51,248
Receivables, net	395,584	374,733
Inventories	429,751	444,828
Prepaid expenses and other current assets	35,700	37,316
Total current assets	929,760	908,125
Property, plant and equipment, net	279,161	284,973
Intangible assets	352,768	352,768
Other assets	54,899	41,893
	$1,616,588	$1,587,759

Liabilities and Shareholders' Equity

Current liabilities:
Accrued interest expense	$437	$538
Accounts payable and other accrued expenses	205,533	196,472
Total current liabilities	205,970	197,010
Long-term debt	302,400	302,400
Other long-term liabilities	135,447	130,866

Shareholders' equity	972,771	957,483
	$1,616,588	$1,587,759